Exhibit 99.10

First Responder Products Inc. Launches New Disaster Response Product Line

SCOTTSDALE, AZ--(MARKET WIRE)—October 30, 2007 -- First Responder Products Inc. (OTCBB:FRPD) has announced the launch of a new disaster response product line featuring a “build-it-yourself” Disaster Response Trailer, which allows emergency response teams to create customized portable emergency response trailers containing the equipment and supplies they need to be prepared for local emergencies. The trailers are delivered stocked with provisions selected by the end-user, which can include first aid kits and medical supplies, portable generators, purified water, food and equipment for an incident command post. Trailers arrive ready to be deployed, reducing response time and supplementing community response capability after a disaster.  The trailers are being offered through the company’s www.CertProducts.com website, which specializes in emergency and disaster response products for the national Community Emergency Response Team (CERT) program.

“Our interactive website allows disaster planners to choose trailer options that make sense for them – everything from the trailer’s axle and brake options to the contents,” said the company’s Chief Technology Officer, Steve Stubblefield. “We recognize that responding to a flood in Louisiana may require different equipment than responding to an earthquake in California, so our site allows local fire departments, Community Emergency Response Teams and community planners to build a virtual trailer by selecting from different categories of equipment and supplies. It’s an online collaboration that lets community members, local government, emergency management and response agencies prepare for and manage emergencies.”

Preparing for recurring disasters like hurricanes, wildfires, floods and earthquakes is a high priority for emergency response agencies, and local communities, nationwide. The CERT program helps train people to be better prepared to respond to emergency situations in their communities. The CERT Program is funded through the Citizen Corps, which was created to help coordinate volunteer activities that support local first responders and make local communities safer, stronger, and better prepared to respond to any emergency situation. Citizen Corps is coordinated nationally by the Department of Homeland Security. In this capacity, DHS works closely with other federal entities, state and local governments, first responders and emergency managers, the volunteer community, and the White House Office of the USA Freedom Corps. Congress has provided funds through the Citizen Corps program to the states and territories. Grants from these funds are available to local communities to fund CERT programs. There are over 1100 active CERT programs nationally.

When emergencies happen, CERT members can give critical support to first responders, provide immediate assistance to victims, and organize spontaneous volunteers at a disaster site when professional responders are not immediately available to help. CERT members also are encouraged to support emergency response agencies by taking a more active role in emergency preparedness projects in their community.

About the Company: First Responder Products, Inc. is premier distributor of specialized products for public safety, homeland security, and military applications. The company acts as a distribution hub for a variety of established manufacturers and also helps introduce new product lines. Through its various websites the company streamlines the product procurement process by providing end users with a convenient, centralized destination to examine and purchase a wide selection of products. The company also provides an extensive webcast and podcast library of informational content to the first responder community.

Contact Information:

     Richard Reincke
    480-619-4747

     Andrew Barwicki
    Investor Relations
    516-662-9461

This press release contains forward-looking statements that involve risks and uncertainties. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to differ materially from results expressed or implied by forward-looking statements. You should not place undue reliance on forward-looking statements because they involve these risks and uncertainties. You should independently investigate and fully understand all risks before making investment decisions.